Exhibit (a)(1)(v)
R.H. DONNELLEY CORPORATION
OFFER TO EXCHANGE
NOTICE OF WITHDRAWAL
     If you elect to participate in the exchange program described in the R.H. Donnelley Corporation Offer to Exchange dated June 12, 2008, and subsequently decide to decline to participate, you can withdraw your election to participate at any time before the offer expires at 12:00 midnight Eastern Daylight Time on July 10, 2008. If we extend the offer beyond that time, you may withdraw your election to participate at any time before the expiration of the extended expiration date.
     To withdraw your election to participate, you must (1) sign this form and write the date and time beside your signature, and (2) deliver this form as directed below for receipt by 12:00 midnight Eastern Daylight Time on July 10, 2008, unless we extend the offer.
     This notice of withdrawal will not be effective unless it is properly completed, signed and timely delivered by hand, by interoffice mail, by regular or overnight mail, or by facsimile for receipt prior to the expiration of the offer to:
Exchange Program
R.H. Donnelley Corporation
1001 Winstead Drive
Cary, North Carolina 27513
Fax No. (919) 297-1212
* * * * *
     I have received the offer to exchange and ELECT NOT TO PARTICIPATE in the offer. I hereby withdraw any and all elections by me to participate that bear an earlier date and time. By rejecting the offer, I will not receive any new stock appreciation rights (“SARs”) under the exchange program, and I will keep my current option(s) and/or SAR(s).
     Signature Instructions: You must complete and sign this notice of withdrawal exactly as your name appears on the award agreement(s) evidencing the outstanding options and/or SARs you previously tendered in your election form. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, or another person acting in a fiduciary or representative capacity, please set forth the signer’s full title and include with this notice of withdrawal proper evidence of the authority of such person to act in such capacity.

Date	Signature

Time	Employee Name (please print)